EXHIBIT 16.1

March 16, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements of SpectrumDNA, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 30, 2015 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC